Exhibit 99
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First Mid-Illinois Bancshares, Inc. had a successful first quarter with diluted earnings per share increasing to $.59 per share as compared to $.54 per share for the first quarter of 2006, a 9% increase. Net income increased to $2,594,000 as compared to $2,404,000 in the first quarter of 2006. The consolidated financial statements include the results of Peoples State Bank of Mansfield since the acquisition date of May 1, 2006.

Growth in both net interest income and non-interest income were the primary contributors to the increase in earnings. Net interest income increased to $7,677,000 as compared to $7,140,000 for the first quarter of 2006. This was the result of higher loan and deposit balances than the first quarter of last year. Loan balances on March 31, 2007 were $709 million as compared to $642 million on March 31, 2006. Deposit balances increased to $778 million from $654 million last March. The primary portion of the growth came from the Peoples acquisition. Since December 31, 2006, loan balances have declined primarily as a result of seasonal paydowns on agricultural loans.

The growth in loans and deposits has offset a decline in the Company’s net interest margin. The Company’s year-to-date net interest margin was 3.45% on a tax-equivalent basis as compared to 3.70% for the first quarter of last year as short-term interest rates remain higher than longer-term rates and intense competition for loans and deposits has led to reduced margins.

Non-interest income increased to $3,832,000 for the first quarter of 2007 as compared to $3,133,000 for the same period in 2006. Trust revenues increased as a result of the growth in trust assets and new business underwritten through The Checkley Agency, Inc. which led to a $123,000 increase in insurance commissions. Also, we sold securities that resulted in a gain of $139,000 during the quarter as market opportunities and investment portfolio liquidity factored in the decision to sell.

Non-interest expense increased to $7,531,000 compared with $6,529,000 for the first quarter of 2006. This increase is primarily attributed to costs associated with the three locations in Mansfield, Mahomet, and Weldon acquired in the Peoples acquisition. The Company now has 28 banking centers in 20 communities in Illinois.
Our provision for loan losses amounted to $186,000 for the first three months of 2007 as compared to $193,000 last year. Net charge-offs declined to $31,000 in the first quarter of 2007 compared to $113,000 for the same period last year. Non-performing loans were $4 million on March 31, 2007 as compared with $3 million on March 31, 2006 with the increase primarily due to the addition of one commercial real estate borrower with whom we believe that we are adequately collateralized.
I am happy to announce the hiring of two outstanding individuals to join our Trust and Wealth Management Division. Charles A. “Chuck” Lefebvre will join the organization on May 1 to lead this area of our business. Chuck was a partner with the Champaign law firm of Thomas, Mamer & Haughey, specializing in trusts and estate planning matters. Chuck is a member of the Illinois State Bar Association Elder Law section and received both his bachelor’s degree and his law degree from the University of Illinois. In addition, Bradley L. Beesley has joined our organization as Senior Wealth Management Officer. Brad most recently managed the wealth management division of another area bank. Brad received his bachelor’s degree from Millikin University and his MBA from Eastern Illinois University. I am pleased to bring in leaders to the Company with this level of knowledge, experience, and commitment to serving our customers.

Our 2007 annual meeting of stockholders will be held at 4:00 p.m. on May 23, 2007 in the main lobby of First Mid-Illinois Bank & Trust, N.A., 1515 Charleston Avenue, Mattoon, Illinois. All shareholders are invited to attend. On behalf of the Board, management and entire staff of the Company, I thank you for your continued support and look forward to visiting with as many of you as possible at the annual meeting.

Sincerely,

/s/ William S. Rowland
William S. Rowland
Chairman and Chief Executive Officer

April 25, 2007

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Mar 31	Dec 31
	2007	2006

Assets
Cash and due from banks	$19,003	$20,266
Federal funds sold and other interest-bearing deposits	20,293	1,570
Investment securities:
Available-for-sale, at fair value	178,011	184,266
Held-to-maturity, at amortized cost (estimated fair value of $1,215 and
$1,346 at March 31, 2007 and December 31, 2006, respectively	1,198	1,323
Loans	709,173	723,568
Less allowance for loan losses	(6,031)	(5,876)
Net loans	703,142	717,692
Premises and equipment, net	16,038	16,293
Goodwill, net	17,363	17,363
Intangible assets, net	4,931	5,148
Other assets	15,398	16,638
Total assets	$975,377	$980,559

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$119,425	$121,405
Interest bearing	658,827	649,190
Total deposits	778,252	770,595
Repurchase agreements with customers	48,300	66,693
Other borrowings	44,500	37,800
Junior subordinated debentures	20,620	20,620
Other liabilities	7,226	9,065
Total liabilities	898,898	904,773
Stockholders’ Equity:
Common stock ($4 par value; authorized18,000,000 shares; issued
5,733,311 shares in 2007 and 5,701,924 shares in 2006)	22,933	22,808
Additional paid-in capital	22,137	21,261
Retained earnings	71,226	68,625
Deferred compensation	2,731	2,629
Accumulated other comprehensive income	118	19
Treasury stock at cost, 1,486,370 shares in 2007 and 1,414,179
in 2006	(42,666)	(39,556)
Total stockholders’ equity	76,479	75,786
Total liabilities and stockholders’ equity	$975,377	$980,559

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the three months ended March 31,	2007	2006

Interest income:
Interest and fees on loans	$12,172	$10,286
Interest on investment securities	2,269	1,553
Interest on federal funds sold & other deposits	85	20
Total interest income	14,526	11,859
Interest expense:
Interest on deposits	5,290	3,449
Interest on repurchase agreements with customers	577	481
Interest on other borrowings	587	599
Interest on subordinated debt	395	190
Total interest expense	6,849	4,719
Net interest income	7,677	7,140
Provision for loan losses	186	193
Net interest income after provision for loan losses	7,491	6,947
Non-interest income:
Trust revenues	717	609
Brokerage commissions	112	92
Insurance commissions	699	576
Services charges	1,270	1,150
Securities gains (losses), net	139	(1)
Mortgage banking revenues	121	67
Other	774	640
Total non-interest income	3,832	3,133
Non-interest expense:
Salaries and employee benefits	4,076	3,563
Net occupancy and equipment expense	1,217	1,136
Amortization of intangible assets	217	138
Other	2,021	1,692
Total non-interest expense	7,531	6,529
Income before income taxes	3,792	3,551
Income taxes	1,198	1,147
Net income	$2,594	$2,404

Per Share Information (unaudited)
For the three months ended March 31,	2007	2006
Basic earnings per share	$0.61	$0.55
Diluted earnings per share	$0.59	$0.54
Book value per share at December 31	$18.01	$16.65
Market price of stock at December 31	$41.45	$40.00

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the three months ended March 31,	2007	2006

Balance at beginning of period	$75,786	$72,326
Net income	2,594	2,404
Dividends on stock	7	-
Issuance of stock	827	783
Purchase of treasury stock	(3,008)	(3,307)
Deferred compensation and other adjustments	174	195
Changes in accumulated other comprehensive income (loss)	99	(148)
Balance at end of period	$76,479	$72,253